Exhibit 99.1

Umesh Padval Joins Impinj Board of Directors

SEATTLE, December 2, 2020 - Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions, today announced that Umesh Padval has joined its board of directors.

“Umesh brings extensive experience operating high-growth technology companies,” said Impinj Board Chair Peter van Oppen. “These skills, along with board and venture capital experience, are a strong addition to our team.”

“His love of technology, his entrepreneurial spirit, and his broad operational and strategic experience are what make Umesh a great fit for Impinj and an outstanding addition to our board,” said Impinj CEO Chris Diorio.

Padval is a venture partner at Thomvest Ventures and serves as a board member at multiple growth-stage technology companies. Prior to joining Thomvest, Padval worked for over 8 years at Bessemer Venture Partners. Prior to Bessemer, he was an executive vice president at LSI after its acquisition of C-Cube Microsystems, where he had served as president and CEO. He holds a bachelor’s degree in technology from Indian Institute of Technology, Mumbai, and master’s degrees in engineering from both Pennsylvania State University and Stanford University.

Padval joins Tom A. Alberg, Clinton Bybee, Chris Diorio, Dan Gibson, Cathal Phelan, Gregory Sessler, Peter van Oppen, and Theresa Wise on the Impinj board of directors.

About Impinj:

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things—such as apparel, automobile parts, luggage, and shipments—to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

Investor Relations Contact:

Investor Relations

+1-206-315-4470

ir@impinj.com

Media Contact:

Jill West

Sr. Director Global Marketing & Communications

Phone: +1 206-834-1110

jwest@impinj.com